UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 16, 2007
ALLIED HEALTHCARE PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19266	25-1370721

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1720 SUBLETTE AVENUE, SAINT LOUIS, MISSOURI 63110
(address of principal executive offices)
Registrant’s telephone number, including area code: (314) 771-2400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On February 28, 2007, the Compensation Committee of the Board of Directors recommended to the Board that the Registrant enter into an Employment Agreement with Earl Refsland, Registrant’s president and chief executive officer, in recognition that the stated term of the employment agreement dated August 24, 1999, had elapsed as of August 24, 2003. Following subsequent approval by the full Board (other than Mr. Refsland, who abstained), the Employment Agreement was signed by both parties on March 16, 2007.
     The new Employment Agreement with Mr. Refsland calls for an initial annual base salary of $355,000 (the “Annual Salary”) plus participation in such incentive awards (in cash or securities) as may be granted in the discretion of the Registrant upon recommendations or approvals by the Compensation Committee of the Board of Directors. The Annual Salary may be increased or decreased in future periods but may not be reduced below $355,000 without Mr. Refsland’s consent. The Employment Agreement also provides for participation in employee benefit and welfare programs in accordance with applicable plans maintained by the Registrant; for reimbursement of expenses incurred on behalf of the Registrant or in furtherance of its business interests; and perquisites in the form of a mutually agreed upon automobile and, for so long as the Board of Directors deems it necessary or appropriate, reimbursement of specified golf club dues and assessments. The Employment Agreement includes customary provisions concerning non-disclosure of confidential or proprietary information and non-competition covenants following termination of employment.
     The new Employment Agreement with Mr. Refsland is for an initial term of three years but will be automatically renewed and extended for successive one year periods thereafter unless either Mr. Refsland or the Registrant gives notice of no renewal not less than 30 days prior to any such renewal. The Employment Agreement may be terminated by the Registrant in the event of Mr. Refsland’s death or disability or unilaterally with or without “Cause” (as defined). In the event of a termination without cause (or in the event that Mr. Refsland terminates employment with “Good Reason” (as defined)), Mr. Refsland is entitled to continued compensation at the then Annual Salary for two years and with entitlement continuation of fringe benefits during that period. “Good Reason” generally includes changes in the scope duties or location of employment but also includes (i) Registrant’s written election not to renew the Employment Agreement and (ii) certain voluntary resignations by Mr. Refsland following a “Change of Control” as defined. For purposes of the foregoing, a “Change of Control” means
(a) the acquisition by a person other than Clayton Management Company (or any other person or entity controlled by or under common control with John D. Weil or by a trustee or personal representative designated by said John D. Weil) of beneficial ownership of more than fifty percent (50%) of the outstanding common stock of the Company (as beneficial ownership is determined under Section 13(d) of the Securities Exchange Act); or
(b) a merger or consolidation with another company or entity (regardless of whether the Company of another entity is the surviving or resulting entity of such merger or consolidation) other than a merger or consolidation in which immediately upon giving effect to such merger or consolidation, the persons who were holders of the common stock of the Company immediately prior thereto continue to be the holders of at least sixty percent (60%) of the surviving or resulting entity; or
(c) a sale of all or substantially all the assets and operations of the Company to a successor entity.
A transaction pursuant to which the Company ceases to be required to file periodic or interim reports under the Securities Exchange Act of 1934 shall not constitute a “Change of Control” unless accompanied by a transaction in the form of (a), (b) or (c) above.
     In addition to the Employment Agreement with Mr. Refsland, on March 16, 2007, the Registrant has entered into agreements with each of its other executive officers (all of whom serve as employees at will) providing that in the event of such a Change of Control and in the further event such officer’s employment is terminated by the Registrant or any successor or is voluntarily terminated by the executive as the result of a change in the scope or location of the officer’s duties, then such officer shall be entitled to receive a lump sum payment of one year’s salary (net of required withholding) in lieu of any other severance applicable to such termination.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIED HEALTHCARE PRODUCTS, INC.
Date: March 16, 2007	By:	/s/ Daniel C. Dunn
Daniel C. Dunn
Vice-President, Chief Financial Officer and Secretary